UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 14, 2006
Oracle Corporation
(Exact Name of Registrant
as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51788 (Commission File Number)	54-2185193 (IRS Employer Identification No.)

500 Oracle Parkway, Redwood City, CA (Address of Principal Executive Offices)		94065 (Zip Code)
Registrant’s telephone number, including area code: (650) 506-7000
N/A
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events
Item 8.01 Other Events
          On August 14, 2006, Oracle agreed to invest approximately US$125 million in i-flex solutions limited (“i-flex”) (Bombay Stock Exchange: IFLX.BO and National Stock Exchange of India: IFLX.NS) to fund growth initiatives, including i-flex’s pending acquisition of Mantas, Inc.
          i-flex will issue approximately 4.45 million equity shares to Oracle under a preferential allotment at a purchase price of Rs. 1,307.50 per share. Upon completion of the preferential allotment, Oracle’s ownership in i-flex is expected to increase from the current 52.5% to 55.1%. The preferential allotment is subject to approval by an Extraordinary General Meeting (EGM) of i-flex shareholders to be held on Tuesday, September 12, 2006.
          As required by Indian law, following the preferential allotment, Oracle will be required to make a mandatory open offer to purchase up to an additional 20 percent of the shares outstanding from the remaining i-flex shareholders at a price of Rs. 1,475.00 per share. If the open offer is fully subscribed, the aggregate consideration for the open offer would be approximately $515 million.
          On August 14, 2006, Oracle issued a press release announcing its agreement to invest further in i-flex, which is attached hereto as Exhibit 99.1
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

99.1	Press Release dated August 14, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORACLE CORPORATION
Date: August 15, 2006	By:	/s/ Safra A. Catz
		Name:	Safra A. Catz
		Title:	President and Chief Financial Officer

INDEX TO EXHIBITS

Number	Description
99.1	Press Release dated August 14, 2006.